UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13

OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2005

CLEARSTORY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12966	06-1302773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Research Drive, Suite 200B, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 298-9795

Same

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02.	Unregistered Sales of Equity Securities.

On August 25, 2005, ClearStory Systems, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”), pursuant to which SVB agreed to provide the Company with a $1.5 million secured line of credit. The interest rate on borrowings under this line of credit is SVB’s prime rate plus one half of one percent (0.5%). The amounts borrowed under this line of credit may be repaid and reborrowed by the Company until the line of credit matures in August 2007, at which time all amounts borrowed are due and payable. The Company also has the option, at any time upon thirty (30) days’ prior written notice to SVB, to terminate the Loan Agreement by paying to SVB, in cash, all amounts borrowed under the line of credit, without premium or penalty. Upon the occurrence and continuation of certain events of default, the Loan Agreement provides for acceleration of payment of all amounts borrowed under the line of credit. Pursuant to the Loan Agreement, the Company granted SVB a security interest in all of the Company's assets in order to secure the payment and performance of its obligations to SVB under the Loan Agreement. The proceeds of the line of credit will be used by the Company to meet short term liquidity needs and for general business purposes.

The Company’s obligations that arise in connection with the Loan Agreement are guaranteed by SCP Private Equity Partners II, L.P. (“SCP”). In consideration for SCP’s guaranty, the Company issued a Series C Convertible Preferred Stock Purchase Warrant (the “Warrant”) to SCP to purchase 232,007 shares of the Company’s Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred”), at a purchase price per share of $1.9396. The number of shares of Series C Preferred issuable upon exercise of the Warrant and the purchase price per share are subject to adjustment as set forth in the Warrant. The Warrant may be exercised in full or in part at any time by SCP until the Warrant expires in August 2015. If not earlier exercised, the Warrant will be deemed to have been exercised immediately prior to expiration. The issuance of the Warrant (the “Issuance”) was not an underwritten offering and, therefore, no underwriting discounts or commissions were paid in connection with the Issuance. The Issuance was made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended.

SCP may be considered an affiliate of the Company. The holders of shares of Series C Preferred issuable upon exercise of the Warrant have certain voting rights.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2005	CLEARSTORY SYSTEMS, INC. By: /s/ Stephen A. Read Stephen A. Read Vice President and Chief Financial Officer